Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY20 Third Quarter Operating Results

Vista Outdoor Sees First Positive Organic Revenue Growth Since Transformation

Vista Outdoor Delivers $0.25 of EPS and $0.21 of Adjusted EPS

Vista Outdoor Delivers Strong Free Cash Flow and Raises Full Year Fiscal 2020 Guidance

Anoka, MN, February 6, 2020 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the third quarter of its Fiscal Year 2020 (FY20), which ended on December 29, 2019.

"We are pleased to see continued stabilization of the ammunition market, alongside year over year growth for many of our brands. Notably, our Ammunition business delivered positive revenue growth for the first time in eleven quarters." said Vista Outdoor Chief Executive Officer Chris Metz. "While the external environment remains fluid, we continue to favorably position Vista Outdoor to deliver strong, profitable growth, and increased free cash flow. I am confident in the plans we have in place, and in our team's ability to successfully deliver on our full year expectations for Fiscal Year 2020."

For the third quarter ended December 29, 2019:

•
Sales were $425 million, down 9 percent from the prior-year quarter, and were up 0.2% on an organic basis, excluding results from of our Firearms business which was sold in the second quarter of Fiscal Year 2020.

•	Gross profit was $89 million, down 6 percent from the prior year quarter, up 4 percent on an adjusted organic basis, excluding results from our Firearms business.

•
Operating expenses were $70 million. This compares to $609 million of operating expenses in the prior-year quarter, which reflects significant asset impairment charges. Adjusted operating expenses were down 13 percent, at $70 million compared to $80 million in the prior year quarter.

•	Fully diluted GAAP earnings per share (EPS) was $0.25, compared to $(8.94) in the prior year quarter. Adjusted EPS was $0.21, compared to $0.09 in the prior year quarter.

•
Cash flow provided by operating activities year-to-date was $63 million, compared to $61 million provided by operations in the prior year period. Year-to-date free cash flow was positive $46 million, compared to free cash flow of positive $51 million in the prior year period. Free cash flow generated in the quarter was positive $70 million.

For the third quarter ended December 29, 2019 Operating Segment Results:

Outdoor Products

•	The Outdoor Products segment generated $222 million in sales during the third quarter, down 2 percent from the prior-year quarter.

•
Gross profit was $56 million, up 3.5 percent from the prior year quarter, and down 1 percent on an adjusted basis. The gross profit margin was 25 percent, up 128 bps from the prior year quarter, and was 25 percent on an adjusted basis, up 26 bps from the prior year quarter.

Shooting Sports

•
The Shooting Sports segment generated $202 million in sales during the third quarter, down 16 percent from the prior-year quarter. On an organic basis, excluding the results from Firearms, Ammunition sales were up 2 percent over the prior year quarter.

•
Gross profit was $33 million, down 18 percent from the prior year quarter, up 13 percent on an adjusted organic basis. The gross profit margin was 16 percent, down 42 bps from the prior year quarter, and was 16 percent on an adjusted organic basis, up 150 bps from the prior year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating expenses, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2020

"Our accelerated transformation plan is on track and is progressing very well. We delivered another consecutive quarter of gross margin improvement, demonstrated significant working capital improvement, generated strong free cash flow and repaid $55 million of our outstanding debt balance. Our focus on maintaining a strong cash and working capital position, alongside our focus on higher quality revenue and rigorous expense controls will continue to position Vista Outdoor to capitalize on organic growth opportunities going forward." said Mick Lopez, Vista Outdoor Chief Financial Officer.

Vista Outdoor's outlook for full year Fiscal 2020 has been updated to reflect the following:

•	Sales in a range of $1.75 billion to $1.80 billion, compared to the previous expectation of $1.75 billion to $1.85 billion.

•	Interest expense reported of approximately $40 million and adjusted of approximately $35 million, compared to the previous adjusted interest expense expectation of $37 million.

•
GAAP Earnings per share in a range of $(0.20) to $(0.15), as compared to the previous range of $(0.23) and $(0.08), and adjusted earnings per share of $0.15 to $0.20, compared to the previous expectation of adjusted earnings per share in the range of $0.10 to $0.25.

•	Capital expenditures of approximately $35 million, compared to the previous expectation of $40 million.

•	Free cash flow in a range of $40 million to $50 million, compared to the previous expectation of $30 million to $40 million.

The company expects FY20 EBITDA margins of approximately 6 percent. FY20 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its third quarter FY20 financial results on February 6, 2020, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 6386099.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share

The adjusted gross profit, adjusted operating expenses, adjusted operating profit (earnings before interest, tax and other) (operating profit), adjusted other income/(expense), adjusted interest expense, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, operating income, other income / (expense), interest expense, income tax rate, net income, and EPS basic and diluted excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, restructuring and asset impairment costs, debt issuance costs, goodwill and intangibles impairment, impairment of held-for-sale assets, tax valuation allowance, and transformation costs. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating profit, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended December 29, 2019
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$88,790	$70,121	$18,669	$—	$(8,373)	$(4,352)	(42.3)%	$14,648	$0.25
Restructuring and asset impairment	—	(479)	479	—	—	115		364	0.01
Debt issuance costs	—	—	—	—	911	219		692	0.01
Tax valuation allowance	—	—	—	—	—	3,308		(3,308)	(0.06)
As adjusted	$88,790	$69,642	$19,148	$—	$(7,462)	$(710)	(6.1)%	$12,396	$0.21

Three months ended December 30, 2018
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$94,236	$609,387	$(515,151)	$(1,871)	$(16,003)	$(18,383)	3.4%	$(514,642)	$(8.94)
Contingent consideration	—	(843)	843	—	—	202		641	0.01
Transaction costs	—	(1,786)	1,786	—	—	429		1,357	0.02
Debt issuance costs	—	—	—	—	3,061	735		2,326	0.04
Goodwill and intangibles impairment	—	(432,612)	432,612	—	—	12,183		420,429	7.30
Impairment of held-for-sale assets	—	(83,854)	83,854	—	—	—		83,854	1.46
Transformation	2,701	(9,827)	12,528	1,871	—	3,007		11,392	0.20
As adjusted	$96,937	$80,465	$16,472	$—	$(12,942)	$(1,827)	(51.8)%	$5,357	$0.09

Outdoor Products
(in thousands)	Three months ended December 29, 2019	Three months ended December 30, 2018
Gross profit as reported	$56,035	$54,143
Business transformation	—	2,317
Gross profit as adjusted	$56,035	$56,460

Shooting Sports
(in thousands)	Three months ended December 29, 2019	Three months ended December 30, 2018
Gross profit as reported	$32,755	$40,095
Business transformation	—	384
Gross profit as adjusted	$32,755	$40,479

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended December 29, 2019 and December 30, 2018. EPS amounts may not foot due to rounding.

For the quarter ended December 29, 2019:

During the quarter ended December 29, 2019 we incurred restructuring and asset impairment costs related to impairment on rent receivables and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 29, 2019, in connection with the repayment of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 29, 2019, we recorded a tax valuation allowance of $(3.3) million. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $(3.3) million tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

For the quarter ended December 30, 2018:

During the quarter ended December 30, 2018, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we wrote off debt issuance costs in connection with the refinancing our Amended and Restated Credit Agreement dated April 1, 2016. Given the infrequent and unique nature of the debt issuance write-off costs, the company believes these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we recognized a $433 million total impairment of goodwill and identifiable intangible assets. The trading price of our common stock declined significantly in the quarter ended December 30, 2018, increasing the difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet and implying that investors’ may believe that the fair value of our reporting units is lower than their book value. In addition, as a result of a weaker than expected 2018 holiday shopping season and increasing uncertainty from the impact of retail bankruptcies, tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2020 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter. As a result of these factors, we determined that a triggering event had occurred during the quarter with respect to our Hunting and Shooting Accessories, Outdoor Recreation, and Action Sports reporting units, which required that we assess the fair value of these reporting units using the income-based and market-based approaches described above. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $328 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 24 percent for tax purposes, and the remaining intangible asset impairment of $105 million was deductible at a rate of approximately 24 percent. The current quarter impairment caused the Company to be in a three-year cumulative loss position, which resulted in a valuation allowance on deferred tax assets to be recorded. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $29 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the company.

During the quarter ended December 30, 2018, Vista Outdoor recognized a loss of $84 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended December 30, 2018, Vista Outdoor also incurred business transformation costs related to the sublease of the former corporate headquarters, operational realignments, and the implementation of a new ERP system. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

Free Cash Flow

Free cash flow is defined as cash (used for) provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: contingent consideration costs, transaction costs, debt issuances costs, restructuring and asset impairment costs, business transformation costs and loss on divestiture (Eyewear Brands). Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended December 29, 2019	Nine months ended December 29, 2019	Nine months ended December 30, 2018	Projected year ending March 31, 2020
Cash (used for) provided by operating activities	$71,292	$63,054	$60,948	$69,748–$79,748
Capital Expenditures	(4,257)	(21,977)	(30,911)	~(35,000)
Contingent consideration	3,371	3,371	3,371	3,371
Transaction costs	—	367	7,456	367
Debt issuance costs	(619)	(1,015)	(1,503)	(1,015)
Loss on divestiture (Eyewear Brands)	—	—	1,379	—
Restructuring and asset impairment costs	41	2,529	—	2,529
Transformation costs	—	—	10,499	—
Free cash flow	$69,828	$46,329	$51,239	$40,000–$50,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration costs, current transaction costs, restructuring and asset impairment costs, debt issuance costs, loss on divestiture, impairment of held-for-sale assets, and tax valuation allowance is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY20 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including contingent consideration, current transaction costs, restructuring and asset impairment costs, debt issuance costs, loss on divestiture, impairment of held-for-sale assets, and tax valuation allowance	$(0.20)	$(0.15)
Contingent consideration	0.02	0.02
Transaction costs	0.01	0.01
Restructuring and asset impairment	0.10	0.10
Debt issuance costs	0.06	0.06
Loss on divestiture (Firearms)	0.01	0.01
Impairment of held-for-sale assets	0.16	0.16
Tax valuation allowance	(0.01)	(0.01)
Adjusted EPS guidance	$0.15	$0.20

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended		Nine months ended
(Amounts in thousands except per share data)	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Sales, net	$424,770	$467,771	$1,329,560	$1,543,192
Cost of sales	335,980	373,535	1,055,428	1,226,861
Gross profit	88,790	94,236	274,132	316,331
Operating expenses:
Research and development	5,703	6,503	17,750	20,681
Selling, general, and administrative	64,418	86,418	231,298	284,754
Goodwill and intangibles impairment	—	432,612	—	456,023
Impairment of held-for-sale assets	—	83,854	9,429	128,775
Income (loss) before interest, income taxes, and other	18,669	(515,151)	15,655	(573,902)
Other income (expense), net	—	(1,871)	(433)	(6,796)
Interest expense, net	(8,373)	(16,003)	(31,811)	(46,340)
Earnings (loss) before income taxes	10,296	(533,025)	(16,589)	(627,038)
Income tax provision (benefit)	(4,352)	(18,383)	(2,724)	(27,230)
Net income (loss)	$14,648	$(514,642)	$(13,865)	$(599,808)
Earnings (loss) per common share:
Basic and Diluted	$0.25	$(8.94)	$(0.24)	$(10.43)
Weighted-average number of common shares outstanding:
Basic	57,878	57,572	57,812	57,525
Diluted	57,978	57,572	57,812	57,525

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 29, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$32,068	$21,935
Net receivables	319,990	344,249
Net inventories	334,729	344,491
Income tax receivable	564	—
Assets held for sale	—	207,607
Other current assets	18,075	21,180
Total current assets	705,426	939,462
Net property, plant, and equipment	191,945	215,592
Operating lease assets	67,934	—
Goodwill	204,496	204,496
Net intangible assets	345,615	360,520
Deferred charges and other non-current assets, net	33,517	17,953
Total assets	$1,548,933	$1,738,023
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$19,335
Accounts payable	96,555	99,283
Accrued compensation	27,263	36,456
Accrued income taxes	—	436
Federal excise, use, and other taxes	18,707	18,482
Liabilities held for sale	—	46,030
Other current liabilities	100,984	97,175
Total current liabilities	243,509	317,197
Long-term debt	523,860	684,670
Deferred income tax liabilities	17,677	17,757
Long-term operating lease liabilities	72,347	—
Accrued pension and postemployment benefits	41,001	46,083
Other long-term liabilities	45,589	63,276
Total liabilities	943,983	1,128,983

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,909,645 shares as of December 29, 2019 and 57,710,934 shares as of March 31, 2019	578	577
Additional paid-in capital	1,749,545	1,752,419
Accumulated deficit	(818,834)	(804,969)
Accumulated other comprehensive loss	(78,242)	(82,967)
Common stock in treasury, at cost — 6,054,794 shares held as of December 29, 2019 and 6,253,505 shares held as of March 31, 2019	(248,097)	(256,020)
Total stockholders' equity	604,950	609,040
Total liabilities and stockholders' equity	$1,548,933	$1,738,023

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 29, 2019	December 30, 2018
Operating Activities:
Net income (loss)	$(13,865)	$(599,808)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	36,207	40,112
Amortization of intangible assets	14,996	19,284
Impairment of held-for-sale assets	9,429	128,775
Goodwill and intangibles impairment	—	456,023
Amortization of deferred financing costs	5,569	10,458
Deferred income taxes	348	(26,610)
(Gain) loss on disposal of property, plant, and equipment	(48)	8,098
Loss on divestitures	431	4,925
Share-based compensation	5,167	5,838
Changes in assets and liabilities:
Net receivables	38,098	47,088
Net inventories	(7,510)	(88,657)
Accounts payable	(4,676)	36,961
Accrued compensation	(9,865)	(6,911)
Accrued income taxes	(3,744)	(4,872)
Federal excise, use, and other taxes	(2,243)	(3,630)
Pension and other postretirement benefits	(2,521)	(555)
Other assets and liabilities	(2,719)	34,429
Cash provided by operating activities	63,054	60,948
Investing Activities:
Capital expenditures	(21,977)	(30,911)
Proceeds from sale of Eyewear brands and Firearms business	156,567	151,595
Proceeds from the disposition of property, plant, and equipment	270	365
Cash provided by investing activities	134,860	121,049
Financing Activities:
Borrowings on lines of credit	272,321	440,000
Payments on lines of credit	(312,623)	(180,000)
Proceeds from issuance of long-term debt	—	149,343
Payments made on long-term debt	(144,509)	(576,000)
Payments made for debt issuance costs and prepayment premiums	(903)	(10,271)
Settlement from former parent	—	13,047
Deferred payments for acquisitions	(1,348)	(1,348)
Shares withheld for payroll taxes	(507)	(1,001)
Cash used for financing activities	(187,569)	(166,230)
Effect of foreign exchange rate fluctuations on cash	(212)	(1,013)
Increase in cash and cash equivalents	10,133	14,754
Cash and cash equivalents at beginning of period	21,935	22,870
Cash and cash equivalents at end of period	$32,068	$37,624